DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following is a summary of the rights and preferences of our capital stock. This summary is subject to, and qualified in its entirety by reference to, our charter and bylaws and the applicable provisions of the Maryland General Corporation Law, or the MGCL. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully our charter and bylaws and the other documents we refer to for a more complete understanding of our capital stock.
General
Two Harbors Investment Corp. (the “Company,” “us,” “we” or “our”) is incorporated under the laws of the state of Maryland. The rights of our stockholders, as well as our charter and bylaws, are governed by Maryland law.
Our charter authorizes us to issue up to 175,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. Under Maryland law, stockholders are generally not liable for our debts or obligations.
Our common stock has been approved for listing on the New York Stock Exchange (“NYSE”) under the symbol “TWO.” Each series of our preferred stock has also been approved for listing on the NYSE, as follows:
•Our 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock is listed on the NYSE under the symbol “TWO PRA” (the “Series A Preferred Stock”);
•    Our 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock is listed on the NYSE under the symbol “TWO PRB” (the “Series B Preferred Stock”); and
•    Our 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock is listed on the NYSE under the symbol “TWO PRC” (the “Series C Preferred Stock”).
We have appointed Equiniti Trust Company as the transfer agent and registrar for our shares of common stock and each series of shares of preferred stock.
Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock. Prior to issuance of shares of each other class or series, our board of directors will be required by Maryland law and by our charter to set, subject to our charter restrictions on transfer and ownership of shares of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, among other things, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer
In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
Our charter contains restrictions limiting the ownership and transfer of shares of our common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock (the common share ownership limit), or 9.8% by value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our capital stock (the aggregate share ownership limit). The common share ownership limit and the aggregate share ownership limit are collectively referred to herein as the “ownership limits.” A person or entity that becomes subject to the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of shares of our stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of shares of our stock.
The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock and thereby subject the shares of common stock or total shares of stock to the applicable ownership limit.
Our board of directors may, in its sole discretion, exempt a person from the above-referenced ownership limits. However, the board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must not own, directly or indirectly, an interest in any tenant (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of our board of directors that such person will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to a trust for the benefit of a charitable beneficiary. As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to the board of directors with respect to our qualification as a REIT.
In connection with an exemption from the ownership limits or at any other time, our board of directors may from time to time increase the ownership limits for one or more persons or entities and decrease the ownership limits for all others; provided, however, that any decrease will be effective as to existing holders who own common stock or total shares of stock, as applicable, in excess of such decreased ownership limit as described below; and provided further that the ownership limit may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as the board may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership in shares of our common stock or total shares of stock, as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage of shares of our common stock or total shares of stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or total shares of stock, as applicable, in excess of such percentage ownership of shares of our common stock or total shares of stock will be in violation of such ownership limit.
Our charter provisions further prohibit:

•any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and
•any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice of such event to us immediately or, in the case of a proposed or attempted transaction, at least 15 days prior to such proposed or attempted transaction, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
Pursuant to our charter, if any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause such person to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the charitable beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.
Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we or our designee accepts such offer. We have the right to accept such offer until the trustee has sold the shares of stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount must be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.
The trustee will be designated by us and will be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.
Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:
•to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and
•to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.
However, if we have already taken irreversible action, then the trustee may not rescind and recast the vote.
If our board of directors determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of shares of our stock set forth in the charter, the board of directors will take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating the name and address of such owner, the number of shares of our capital stock which he, she or it beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the aggregate share ownership limit. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interests of the stockholders.

Certain Provisions of the Maryland General Corporation Law and Two Harbors’ Charter and Bylaws
The following summary description of certain provisions of the MGCL and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and the actual provisions of our charter and our bylaws.
Our Board of Directors
Our charter and bylaws provide that the number of directors we have may be established by our board of directors but may not be less than the minimum number required by the MGCL, nor more than 15. Our bylaws currently provide that any vacancy may be filled only by a majority of the remaining directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

Pursuant to our bylaws, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors. However, our Bylaws provide that, in the event that the Company’s Secretary determines that, as of the record date for the stockholders’ meeting, the number of nominees exceeds the number of directors to be elected, then directors will be elected by a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present. In such case, each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be cast.
Removal of Directors
Our charter provides that a director may be removed, with or without cause, only by the affirmative vote of the holders of shares entitled to cast at least two-thirds of all the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the power of our board of directors to fill vacancies on the board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the most recent date on which the interested stockholder became an interested stockholder. Our board of directors may provide that the board’s approval is subject to compliance with any terms and conditions determined by the board. In addition, in the future our board of directors may by resolution exempt business combinations between us and any other person, provided that such resolution is adopted prior to the most recent date on which the applicable interested stockholder becomes an interested stockholder. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and such persons. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute.
The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation.

“Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise or direct the exercise of voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares or of the power to direct the exercise of voting power of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•a classified board;
•a two-thirds vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the directors;
•a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•a majority requirement for the calling of a special meeting of stockholders.
Our charter provides that, pursuant to Subtitle 8, vacancies on the board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal will be allowed with or without cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by the chairman of the board, chief executive officer, president or the board of directors, the written request of stockholders of not less than a majority of all the votes entitled to be cast at such a meeting to call a special meeting.
Meetings of Stockholders
Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by our board of directors. In addition, the chairman of the board, chief executive officer, president or board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders will also be called by the secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.
Amendment to Our Charter and Bylaws
Except for amendments related to removal of directors, the restrictions on ownership and transfer of shares of our stock and the requirement of a two-thirds vote for amendments to these provisions (each of which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter and the approval of our board of directors), our charter may be amended only with the approval of the board of directors and the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.
Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. In addition, our stockholders may alter or repeal any provision of our bylaws and adopt new bylaws if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.
Dissolution of Two Harbors
Our dissolution must be approved by a majority of the entire board of directors and the affirmative vote of holders of not less than a majority of all of the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving his notice and at the time of the meeting and who is entitled to vote at the meeting on the election of directors or on the proposal of other business, as the case may be, and has complied with the advance notice provisions set forth in our bylaws.
With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that the board of directors has determined that directors will be elected at such meeting, by a stockholder who was a stockholder of record both at the time of giving his notice and at the time of the meeting and who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt into the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for the following: any derivative action or proceeding brought on behalf of Two Harbors; any action asserting a claim of breach of any duty owed by any of our directors or officers or our other employees to us or to our stockholders; any action asserting a claim against us or any of our directors or officers or our other employees arising pursuant to any provision of the MGCL or our charter or bylaws; or any action asserting a claim against us or any of our directors or officers or our employees that is governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•any present or former director or officer of ours who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•any individual who, while a director or officer of ours and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.
We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the operating agreements of our subsidiaries provide that we, as managing member, and our officers and directors are indemnified to the fullest extent permitted by law.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
REIT Qualification
Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.
Common Stock
Subject to the preferential rights of any other class or series of shares of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our stock, holders of shares of our common stock are entitled to receive dividends on such shares of common stock out of investments legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our shares of common stock are entitled to share ratably in our investments legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.
Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our stock and except as may otherwise be specified in the terms of any class or series of shares of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares of common stock will not be able to elect any directors.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our Company and generally have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our stock, shares of common stock will have equal dividend, liquidation and other rights.
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge with another entity, transfer all or substantially all of its investments, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter related to the removal of directors, the restrictions on ownership and transfer of shares of our stock and the requirement of a two-thirds vote for amendment to these provisions) may be approved by our stockholders by a majority of all of the votes entitled to be cast on the matter.
As of December 31, 2022, we had 86,428,845 shares of common stock issued and outstanding.
Preferred Stock
As of December 31, 2022, we had 5,321,451 shares of Series A Preferred Stock, 10,713,154 shares of 7.625% Series B Preferred Stock, 10,057,445 shares of Series C Preferred Stock (collectively, the “Outstanding Preferred Stock”) issued and outstanding (collectively, the “Outstanding Preferred Stock”). As of December 31, 2022, we had available for issuance 70,950,000 authorized but undesignated and unissued shares of preferred stock. Our board of directors may, without the approval of holders of the Outstanding Preferred Stock or our common stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Outstanding Preferred Stock or designate additional shares of the Outstanding Preferred Stock and authorize the issuance of such shares.
Description of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock
This description of certain terms of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our charter, including the articles supplementary designating the terms of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, our bylaws and Maryland law. Unless otherwise noted, the description of Series A Preferred Stock included in this section applies equally to Series B Preferred Stock and Series C Preferred Stock.
Maturity
The Series A Preferred Stock have no stated maturity and are not subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are converted as described below under “—Conversion Rights.” We are not required to set apart for payment the funds to redeem the Series A Preferred Stock.
The description of Series A Preferred Stock included in this section applies equally to Series B Preferred Stock and Series C Preferred Stock.
Ranking
The Series A Preferred Stock, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, rank:
•senior to all classes or series of our common stock and any class or series of stock we may issue in the future that by its terms ranks junior to our Series A Preferred Stock, Series B Preferred Stock

and Series C Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up (“Junior Stock”);
•on a parity with our Series B Preferred Stock and Series C Preferred Stock and any other any class or series of stock issued by us in the future that by its terms ranks on parity with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up (“Parity Stock”);
•junior to any class or series of stock we may issue in the future that by its terms ranks senior to the Parity Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up (“Senior Stock”); and
•effectively junior to all of our existing and future indebtedness (including indebtedness convertible into or exchangeable for our common stock or preferred stock) and the indebtedness of our existing and future subsidiaries.
The description of Series A Preferred Stock included in this section applies equally to Series B Preferred Stock and Series C Preferred Stock.
Dividends
Holders of shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to receive, when, as and if authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends. The initial dividend rates for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are as follows:
•For the Series A Preferred Stock, 8.125% of the $25.00 per share liquidation preference per annum (equivalent to $2.03125 per annum per share) until April 27, 2027, after which, dividends on the Series A Preferred Stock accumulate at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the Three-Month LIBOR Rate plus a spread of 5.660%;
•For the Series B Preferred Stock, 7.625% of the $25.00 per share liquidation preference per annum (equivalent to $1.90625 per annum per share) until July 27, 2027, after which, dividends on the Series B Preferred Stock accumulate at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the Three-Month LIBOR Rate plus a spread of 5.352%; and
•For the Series C Preferred Stock, 7.25% of the $25.00 per share liquidation preference per annum (equivalent to $1.8125 per annum per share) until January 27, 2025, after which, dividends on the Series C Preferred Stock accumulate at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the Three-Month LIBOR Rate plus a spread of 5.011%.
Dividends on the Series A Preferred Stock accumulate daily and be cumulative from, and including, the date of original issue and is payable quarterly in arrears on the 27th day of each April, July, October and January of each year (each, a “dividend payment date”). If any dividend payment date is not a business day, then the payment will be made on the next business day without any adjustment to the amount of dividends paid. If any dividend payment date thereafter is not a business day, then the dividend payment date will be postponed to the next succeeding business day, unless that day falls in the next calendar month, in which case the dividend payment date will be brought forward to the immediately preceding day that is a business day, and, in either case, dividends will accrue to, but excluding, the actual payment day.
During the floating rate period, any dividend payable on the Series A Preferred Stock, including dividends payable for any partial Dividend Period, is computed on the basis of a 360-day year and the number of days actually elapsed. Dividends is payable to holders of record as they appear on our stock records at the close of business on the applicable record date, which is no fewer than ten days and no more than 35 days prior to the applicable dividend payment date, as shall be fixed by the board of directors (each, a “dividend record date”). The dividends payable on any dividend payment date include dividends accumulated to, but excluding, such dividend payment date.
For each Dividend Period during the floating rate period, LIBOR (the London interbank offered rate) (“Three-Month LIBOR Rate”) is determined by us, as of the applicable Dividend Determination Date (as defined below), in accordance with the following provisions:
•LIBOR will be the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date; or
•if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date, then we will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide us with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Dividend Determination Date for the applicable Dividend Period. Offered quotations must be based on a principal amount equal to an amount that, in our discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Dividend Determination Date for such Dividend Period by three nationally-recognized banks in New York, New York selected by us, for loans in U.S. dollars to nationally-recognized European banks (as selected by us), for a period of three months commencing on the first day of such Dividend Period. The rates quoted must be based on an amount that, in our discretion, is representative of a single transaction in U.S. dollars in that market at that time. If fewer than three New York City banks selected by us do not quote rates in the manner described above, the Three-Month LIBOR Rate for the applicable Dividend Period is the same as for the immediately preceding Dividend Period, or, if there was no such Dividend Period, the dividend shall be calculated at the dividend rate in effect for the immediately preceding Dividend Period.
“Dividend Determination Date” means the London Business Day (as defined below) immediately preceding the first date of the applicable Dividend Period.
“Dividend Period” means the period from, and including, a dividend payment date to, but excluding, the next succeeding dividend payment date.
“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).
Notwithstanding the foregoing and solely with respect to the Series C Preferred Stock:

(a)    If we determine on the relevant Dividend Determination Date that the LIBOR base rate has been discontinued, then we will appoint a Calculation Agent (as defined below) and the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted successor base rate, then the Calculation Agent shall use such successor base rate; and
(b)    If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the dividend determination date and any other relevant methodology for calculating such substitute or successor base rate in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.
“Calculation Agent” with respect to the Series C Preferred Stock shall mean a third-party independent financial institution of national standing with experience providing such services, which has been selected by us.
No dividends on shares of Series A Preferred Stock may be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law.
Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accumulate whether or not (i) the terms and provisions of any laws or agreements referred to in the preceding paragraph at any time prohibit the current payment of dividends, (ii) we have earnings, (iii) there are funds legally available for the payment of those dividends and (iv) those dividends are declared. No interest, or sum in lieu of interest, is payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.
Future dividends on our common stock and preferred stock, including the Series A Preferred Stock is at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code, applicable law, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on the Series A Preferred Stock or what the actual dividends will be for any future period.
Except as noted below, unless full cumulative dividends on the Series A Preferred Stock, have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends (other than in shares of our common stock or other Junior Stock we may issue in the future) may be declared or paid or set apart for payment upon our common stock or other Junior Stock or Parity Stock we may issue in the future and no other distribution may be declared or made upon our common stock or other Junior Stock or Parity Stock we may issue in the future. In addition, our common stock and other Junior Stock or Parity Stock we may issue in the future may not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our common stock or other Junior Stock we may issue in the future or pursuant to an exchange offer made on the same terms to all holders of Series A Preferred Stock and all Parity Stock we may issue in the future). The foregoing will not, however, prevent the redemption, purchase or acquisition by us of shares of any class or series of stock for the purpose of enforcing restrictions on transfer and ownership of our stock contained in our charter, or the redemption, purchase or acquisition by us of shares of our common stock for purposes of and in compliance with any incentive or benefit plan of ours.
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and any Parity Stock we may issue in the future, all dividends declared upon the Series A Preferred Stock and such Parity Stock must be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated dividends per share on the Series A Preferred Stock and such Parity Stock (which will not include any accrual in respect of unpaid dividends for prior Dividend Periods if such Parity Stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.
The description of Series A Preferred Stock included in this section (other than the first paragraph and the discussion of the use of a Calculation Agent which applies solely to the Series C Preferred Stock) applies equally to Series B Preferred Stock and Series C Preferred Stock.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Series A Preferred Stock are entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any Senior Stock, a liquidation preference of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the payment date, before any distribution of assets is made to holders of common stock or other Junior Stock we may issue in the future; and the holders of Series A Preferred Stock are not entitled to any further payment.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and any Parity Stock we may issue in the future, then the holders of Series A Preferred Stock and such Parity Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Notice of any such liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance shall be payable, is given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of Series A Preferred Stock at the address of such holder as it appears on our stock records. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock have no right or claim to any of our remaining assets. The consolidation, conversion or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, the sale, lease, transfer or conveyance of all or substantially all of our property or business or a statutory share exchange, will not be deemed to constitute a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption and contingent conversion rights described below).
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock or otherwise, is permitted under Maryland law with respect to any share of any class or series of our stock, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock will not be added to our total liabilities.
The description of Series A Preferred Stock included in this section applies equally to Series B Preferred Stock and Series C Preferred Stock.
Redemption
The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are not redeemable by us prior to April 27, 2027, July 27, 2027 and January 27, 2025, respectively, except under circumstances where it is necessary to preserve our qualification as a REIT for U.S. federal income tax purposes and except as described below under “—Special Optional Redemption” upon the occurrence of a Change of Control (as defined herein).
Optional Redemption. We may, at our option, upon not less than 30 nor more than 60 days’ notice, redeem the Series A Preferred Stock on and after April 27, 2027, the Series B Preferred Stock on and after July 27, 2027 and the Series C Preferred Stock on and after January 27, 2025, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest.
Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock (whether pursuant to our optional redemption right described above under “—Optional Redemption” or this special optional redemption right), the holders of Series A Preferred Stock will not have the Change of Control Conversion Right (as defined below) described below under “—Conversion Rights” with respect to the shares called for redemption.
A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:
•    the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person is deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•    following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American LLC or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American LLC or the Nasdaq Stock Market.
Redemption Procedures. In the event we elect to redeem Series A Preferred Stock pursuant to our optional redemption right or our special optional redemption right, the notice of redemption will be given to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appears on our stock records and will state the following:
•    the redemption date;
•    the number of shares of Series A Preferred Stock to be redeemed;
•    the redemption price;
•    the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price;
•    that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

•    whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption;”
•    if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and
•    if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series A Preferred Stock being so called for redemption will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and that each share of Series A Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.
If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice given to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed (or the method of determining such number). No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock, except as to the holder to whom notice was defective or not given.
Holders of shares of Series A Preferred Stock to be redeemed must surrender such shares at the place designated in the notice of redemption and is entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if we have irrevocably set apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless we default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock will no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If such redemption is to be by lot and if, as a result of such redemption, any holder of Series A Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 9.8% in value or in number of shares (whichever is more restrictive) of any class or series of our stock (including the Series A Preferred Stock), or violate any other restriction or limitation of our stock set forth in our charter, then, except as otherwise permitted in our charter, we will redeem the requisite number of shares of Series A Preferred Stock of that holder such that the holder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 9.8% in value or in number of shares (whichever is more restrictive) of any class or series of our stock or violate any other restriction or limitation of our stock set forth in our charter.
Immediately prior to any redemption of Series A Preferred Stock, we will pay, in cash, any accumulated and unpaid dividends to, but excluding, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series A Preferred Stock at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.

Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Periods, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and we may not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our common stock or other Junior Stock we may issue in the future or pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Stock, if any); provided, however, that the foregoing will not prevent the redemption, purchase or acquisition by us of shares of Series A Preferred Stock for the purpose of enforcing restrictions on ownership and transfer of our stock contained in our charter.
Subject to applicable law, we may purchase shares of Series A Preferred Stock in the open market, by tender or by privately negotiated transactions. Any shares of Series A Preferred Stock that we acquire, by redemption or otherwise, shall be reclassified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be issued as any class or series of preferred stock.
The description of Series A Preferred Stock included in this section (other than the first two paragraphs) applies equally to Series B Preferred Stock and Series C Preferred Stock.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock has the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock held by such holder as described above under “—Redemption,” in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption) to convert some or all of the shares of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:
•    the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series A Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends to be paid on such dividend payment date will be included in this sum) by (ii) the common stock Price, as defined below (such quotient, the “Conversion Rate”); and
•    0.67277 (as adjusted)(the “Share Cap”) subject to certain adjustments as described below.
Notwithstanding anything in the articles supplementary designating the Series A Preferred Stock to the contrary and except as otherwise required by law, the persons who are the holders of record of shares of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend will be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Series A Preferred Stock to be converted.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i)

the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right may not exceed the product of the Share Cap times the aggregate number of shares of the Series A Preferred issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.
In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock will receive upon conversion of such shares of the Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the common stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”). The common stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration.”
If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
We will not issue fractional shares of our common stock upon the conversion of the Series A Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the common stock Price used in determining the common stock Conversion Consideration for such Change of Control.
Within 15 days following the occurrence of a Change of Control, provided that we have not then exercised our right to redeem all shares of Series A Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of Series A Preferred Stock to their addresses as they appear on our stock records. No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the conversion of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. This notice will state the following:
•    the events constituting the Change of Control;
•    the date of the Change of Control;
•    the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right;
•    the method and period for calculating the common stock Price;

•    the Change of Control Conversion Date;
•    that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of Series A Preferred Stock, holders of Series A Preferred Stock that are subject to such notice of redemption will not be able to convert the shares of Series A Preferred called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
•    if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;
•    the name and address of the paying agent, transfer agent and conversion agent for the Series A Preferred Stock;
•    the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares of Series A Preferred Stock for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and
•    the last date on which holders of Series A Preferred Stock may withdraw shares of Series A Preferred Stock surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.
Under such circumstances, we also will issue a press release containing such notice for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Preferred Stock.
To exercise the Change of Control Conversion Right, the holders of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series A Preferred Stock held in book-entry form through a Depositary or shares directly registered with the transfer agent, therefor, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series A Preferred Stock to be converted through the facilities of such Depositary or through such transfer agent, respectively), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:
•    the relevant Change of Control Conversion Date;
•    the number of shares of Series A Preferred Stock to be converted; and
•    that the shares of the Series A Preferred Stock are to be converted pursuant to the applicable provisions of the articles supplementary designating the Series A Preferred Stock.
The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series A Preferred Stock.

The “common stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but excluding, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) if our common stock is not then listed for trading on a U.S. securities exchange, the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization for the ten consecutive trading days immediately preceding, but excluding, the date on which such Change of Control occurred.
Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:
•    the number of withdrawn shares of Series A Preferred Stock;
•    if certificated shares of Series A Preferred Stock have been surrendered for conversion, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and
•    the number of shares of Series A Preferred Stock, if any, which remain subject to the holder’s conversion notice.
Notwithstanding the foregoing, if any shares of Series A Preferred (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.
Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock, as described above under “—Redemption,” in which case only the shares of Series A Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” as applicable.
We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, we will comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of shares of the Series A Preferred Stock into shares of our common stock or other property. Notwithstanding any other provision of the Series A Preferred Stock, no holder of Series A Preferred Stock will be entitled to convert such shares of the Series A Preferred Stock into shares of our common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to violate the applicable restrictions on transfer and ownership of our stock contained in our charter, unless we provide an exemption from this limitation to such holder.

The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us. These change of control conversion rights may also make it more difficult for a party to acquire us or discourage a party from acquiring us.”
Except as provided above in connection with a Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.
The description of Series A Preferred Stock included in this section applies equally to Series B Preferred Stock and Series C Preferred Stock, except with respect to calculation of the Common Stock Conversion Consideration as described in the first paragraph, where the share cap for the Series B Preferred Stock is equal to 0.63516 (as adjusted) and the share cap for the Series C Preferred Stock is equal to 0.81116.
Voting Rights
Holders of Series A Preferred Stock do not have any voting rights, except as set forth below.
Whenever dividends on any shares of Series A Preferred Stock are in arrears for six or more full quarterly Dividend Periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of preferred stock we may issue in the future and upon which like voting rights have been conferred and are exercisable) and the holders of Series A Preferred Stock, voting as a single class with holders of all other classes or series of Parity Stock we may issue in the future and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 20% of the outstanding shares of Series A Preferred Stock and all other classes or series of preferred stock we may issue in the future and upon which like voting rights have been conferred and are exercisable to be held no later than 90 days after our receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of our stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of the stockholders to the extent permitted by applicable law), and at each subsequent annual meeting until all dividends accumulated on the Series A Preferred Stock for all past Dividend Periods and the then current Dividend Period will have been fully paid. In that case, the right of holders the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of Series A Preferred Stock will immediately terminate and the number of directors constituting the board of directors will be reduced accordingly. If we fail to call the above special meeting within 20 days of receiving proper notice, any holder of our Series A Preferred Stock (or any other series of our preferred stock upon which like voting rights have been conferred and are exercisable) may call such a meeting at our expense solely for the election of such additional directors. For the avoidance of doubt, in no event will the total number of directors elected by holders of Series A Preferred Stock (voting together as a single class with the holders of all other classes or series of preferred stock we may issue in the future and upon which like voting rights have been conferred and are exercisable) pursuant to these voting rights exceed two. The directors elected by the holders of the Series A Preferred Stock and the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable will be elected by a plurality of the votes cast by the holders of the outstanding shares of Series A Preferred Stock when they have the voting rights described in this paragraph and any other classes or series of preferred stock we may issue in the future and upon which like voting rights have been conferred and are exercisable (voting together as a single class) to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described above, whichever occurs earlier.
On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock is entitled to one vote, except that when the Series A Preferred Stock and shares of any other class or series of preferred stock we may issue in the future have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and each such other class or series of stock will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends). If, at any time when the voting rights conferred upon the Series A Preferred Stock are exercisable, any vacancy in the office of a director elected by the holders of Series A Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable will occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of the outstanding Series A Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable.
Any director elected by holders of shares of Series A Preferred Stock and any class or series of preferred stock we may issue in the future upon which like voting rights have been conferred and are exercisable may be removed at any time, with or without cause, by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock and any class or series of preferred stock we may issue in the future when they have the voting rights described above (voting as a single class with all other classes or series of preferred stock we may issue in the future upon which like voting rights have been conferred and are exercisable).
So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time, voting together as a single class with the shares of Series A Preferred Stock and all classes or series of Parity Stock we may issue in the future and upon which like voting rights have been conferred and are exercisable (and which have been adversely impacted in the case of clause (ii) below), (i) authorize, create, or increase the authorized or issued amount of, any class or series of Senior Stock or reclassify any of our authorized stock into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of our charter, whether by merger, conversion, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of Series A Preferred Stock receive shares of stock or other equity interests with rights, preferences, privileges and voting powers substantially the same as those of the Series A Preferred Stock taking into account that upon the occurrence of an Event we may not be the successor entity, the occurrence of any such Event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series A Preferred Stock; and, provided further, that any increase in the amount of the authorized or issued Series A Preferred Stock or the creation or issuance, or any increase in the amounts authorized of any Parity Stock or Junior Stock will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of Series A Preferred Stock. Notwithstanding the foregoing, if any amendment, alteration or repeal of any provision of our charter would materially and adversely affect the rights, preferences, privileges or voting rights of the Series A Preferred Stock disproportionately relative to other classes or series of Parity Stock, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, (each voting as a separate class) shall also be required.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably set apart to effect such redemption.
Except as expressly stated in the articles supplementary designating the Series A Preferred Stock, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof will not be required for the taking of any corporate action. The holders of each of the Series A Preferred Stock have exclusive voting rights on any amendment to our charter that would alter the contract rights, as expressly set forth in the charter, of only each of the Series A Preferred Stock.
The description of Series A Preferred Stock included in this section applies equally to Series B Preferred Stock and Series C Preferred Stock
Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to transmit through our website at www.twoharborsinvestment.com (or other permissible means under the Exchange Act) copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required). We will use our best efforts to provide such reports on our website within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and we were a “large accelerated filer” within the meaning of the Exchange Act.
The description of Series A Preferred Stock included in this section applies equally to Series B Preferred Stock and Series C Preferred Stock.
Restrictions on Transfer and Ownership
In order to ensure that we remain qualified as a REIT for U.S. federal income tax purposes, among other purposes, our charter, including the articles supplementary setting forth the terms of the Series A Preferred Stock, provides that generally no person, other than certain excepted holders, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock. These provisions may restrict the ability of a holder of Series A Preferred Stock to convert such stock into our common stock as described above under “—Conversion Rights.” Our board of directors may, in its sole discretion, exempt a person from the 9.8% ownership limit under certain circumstances.
The description of Series A Preferred Stock included in this section applies equally to Series B Preferred Stock and Series C Preferred Stock.
Preemptive Rights
No holders of Series A Preferred Stock, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any of our other securities.
The description of Series A Preferred Stock included in this section applies equally to Series B Preferred Stock and Series C Preferred Stock.